Exhibit 99.1


(1) Represents shares of the Issuer held directly by DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership ("Partners III").

(2) Represents shares of the Issuer held directly by DLJ Offshore Partners III-1, C.V., a Netherlands limited partnership ("Offshore Partners III-1").

(3) Represents shares of the Issuer held directly by DLJ Offshore Partners III-2, C.V. , a Netherlands limited partnership ("Offshore Partners III-2").

(4) Represents shares of the Issuer held directly by DLJ Offshore Partners III, C.V. , a Netherlands Antilles limited partnership ("Offshore Partners III").

(5) Represents shares of the Issuer held directly by DLJ MB PartnersIII GmbH & Co. KG., a German limited partnership ("Partners III GmbH").

(6) Represents shares of the Issuer held directly by Millennium Partners II, L.P., a Delaware limited partnership ("Millennium").

(7) Represents shares of the Issuer held directly by MBP III Plan Investors, L.P., a Delaware limited partnership ("MBP III").

(8) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse, a Swiss bank (the "Bank"), on behalf of itself and its subsidiaries, to the extent they constitute the Credit Suisse First Boston business unit (the "CSFB business unit"), excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management") which provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The address of the Bank's principal business is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland. The address of the Reporting Person's principal business and office is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock and all of the non-voting stock of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFBI"). CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc., a Delaware corporation and holding company ("CSFB-USA"). CSFB-USA is the sole stockholder of Credit Suisse First Boston Private Equity, Inc., a Delaware corporation ("CSFBPE"). CSFBPE's principal business is as a holding company of private equity businesses for the Bank. Partners III, Offshore Partners III-1, Offshore Partners III-2, Offshore Partners III, Partners III GmbH, Millennium and MBP III make investments for long-term appreciation. DLJ Merchant Banking III, Inc., a Delaware corporation ("MPIII Inc.") is (i) the Advisory General Partner of each of Offshore Partners III-1, Offshore Partners III-2 and Offshore Partners III, (ii) the Managing General Partner of each of Millennium and Partners III and (iii) an advisor to Partners III GmbH. In addition, DLJ Merchant Banking III, L.P. ("MBP III LP") is the Associate General Partner of each of Offshore Partners III-1, Offshore Partners III-2, Offshore Partners III, Millennium and Partners III and is the Managing Limited Partner of Partners III GmbH. CSFBPE is the sole stockholder of MPIII Inc.

Credit Suisse Group, a corporation formed under the laws of Switzerland ("CSG"), and a global financial services company, is comprised of the CSFB business unit, the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). It owns all of the voting stock of the Bank and is the direct owner of the remainder of the voting stock of CSFBI. The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

The Bank is comprised of what were formerly known as Credit Suisse First Boston and Credit Suisse, each a Swiss bank, which were merged on May 13, 2005. The operations of the Bank consist principally of the Credit Suisse and CSFB business units.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares of Common Stock and such securities are not reported in this Form 3. CSG disclaims beneficial ownership of the securities to which this Form 3 relates that are beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of the securities to which this Form 3 relates that are beneficially owned by the Bank and the Reporting Person. The Reporting Person disclaims beneficial ownership of shares of Common Stock beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit. The filing of this Form 3 shall not be deemed an admission that, for purposes of Section 16 of the Exchange Act or otherwise, the filers are the beneficial owners of any of such equity securities covered by this report.